EXHIBIT 99.1

December 16, 2014

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES PURCHASE OF NATURAL GAS PROPERTIES

MIDLAND, TEXAS, December 16, 2014 – Mexco Energy Corporation (NYSE MKT:MXC) announced the purchase of various non-operated working interests at a price of $840,000 covering 70 wells in 5 counties of Oklahoma.

These and other expenditures have been funded through cash flow and bank borrowings on Mexco’s line of credit which totals $5,750,000 to date.  The Company’s debt-equity ratio based on current debt, and equity as of September 30, 2014 is 42%.

Mexco’s President, Tammy McComic, commented, “These natural gas properties have lower operating costs than oil production, are long lived and natural gas pricing has been more stable. Furthermore some of our planned oil projects have been deferred.  Therefore we have taken the opportunity to obtain these long lived natural gas reserves at good prices.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2014.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.